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                                                                     Exhibit 4.1


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                                 FIRST AMENDMENT

                                       to

                                RIGHTS AGREEMENT



                                     between



                                  STROUDS, INC.



                                       and





                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                                 as Rights Agent



                          Dated as of January 31, 2000


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                       FIRST AMENDMENT TO RIGHTS AGREEMENT


         FIRST AMENDMENT, dated as of January 31, 2000 ("First Amendment"), to Rights Agreement dated as of November 17, 1995 (the "Rights Agreement"), between Strouds, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York banking corporation, as Rights Agent (the "Rights Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

         WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

         NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this First Amendment, the parties hereby amend the Rights Agreement as follows:

         1. Section 1.1 of the Rights Agreement is hereby amended by deleting the percentage "15%" in each of the first and third (including the proviso thereto) sentences thereof and substituting the percentage "20%" therefor.

         2. The second sentence of Section 1.11 of the Rights Agreement is hereby amended by deleting the percentage "15%" and substituting the percentage "20%" therefor.

         3. The first sentence of Section 3.1 of the Rights Agreement is hereby amended by deleting the percentage "15%" and substituting the percentage "20%" therefor.

         4. The second paragraph of Exhibit C to the Rights Agreement ("SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES") is hereby amended and restated in its entirety as follows:

         "Until the earlier to occur of (i) the 10th day after a public announcement that a person or group of affiliated or associated persons (an "ACQUIRING PERSON") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Common Shares or (ii) the 10th day after the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the Common Shares (the earlier of (i) and (ii) being called the "DISTRIBUTION DATE," whether or not either such date occurs prior to the Record Date), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate. Notwithstanding the foregoing, BT Capital Corporation ("BT CAPITAL") shall not


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     be an Acquiring Person unless and until BT Capital shall acquire beneficial ownership of any Common Shares of the Company on or after November 17, 1995."

         5. The seventh paragraph of Exhibit C to the Rights Agreement ("SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES") is hereby amended and restated in its entirety as follows:

              "In the event that a Person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding Common Shares approved by the Board) or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Common Shares were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the 20% stockholder (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the then current Purchase Price of the Right. With certain exceptions, in the event that the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right."

         6. This First Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

         7. This First Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.


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         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

                                       STROUDS, INC.



                                       By: /s/ ROBERT M. MENAR
                                           -----------------------------------
                                           Name:  Robert M. Menar
                                           Title: Chief of Operations


                                       AMERICAN STOCK TRANSFER &
                                       TRUST COMPANY



                                       By: /s/ HERBERT J. LEMMER
                                           -----------------------------------
                                           Name:  Herbert J. Lemmer
                                           Title: Vice President



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